Exhibit 99.1
Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG FINANCIAL RESULTS TO START FISCAL 2024

Consolidated Sales Exceed

Expectations and Total $68.4 Million For the First Quarter of Fiscal 2024

Subscription and Subscription Services Sales Total a First Quarter Record $54.8 Million and a Record $224.7 Million for the Rolling Four Quarters Ended November 30, 2023

Sum of Billed and Unbilled Deferred Subscription Revenue Increases 12% to $169.7 Million Compared with $151.6 Million at November 30, 2022

First Quarter Cash Flows From Operating Activities Increase to $17.4 Million From $3.0 Million in the Prior Year’s First Quarter

Company Purchases 408,596 Shares of its Common Stock for $16.3 Million During the First Quarter of Fiscal 2024 with $51.0 Million purchased over the Previous Four Quarters

Liquidity Remains Strong at over $96 Million, with $34.0 Million of Cash and No Drawdowns on the Company’s $62.5 Million Credit Facility

Company Affirms Earnings Guidance for Fiscal 2024

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a leader in organizational performance improvement that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its first quarter of fiscal 2024, which ended on November 30, 2023.

Introduction

The Company’s consolidated sales for the quarter ended November 30, 2023 exceeded expectations and totaled $68.4 million compared with $69.4 million in the first quarter of fiscal 2023.  Revenue for the rolling four quarters ended November 30, 2023 grew $8.6 million, or 3%, to $279.6 million on top of the $33.8 million of revenue growth for the rolling four quarters ended November 30, 2022.  Rolling two-year growth was a very strong $42.4 million, or an 18% increase.  The Company’s sales and related performance in the first quarter included the following:

o

Subscription and subscription services sales reached $54.8 million, a 4% increase over the first quarter of fiscal 2023, a quarter which had very strong subscription and subscription services revenue growth.  For the rolling four quarters ended November 30, 2023, subscription and subscription service sales reached a record level of $224.7 million, a $13.6 million, or 6%, increase over the prior year, and rolling two-year growth was a strong $56.7 million, or a 34% increase.

o

All Access Pass (AAP) subscription sales grew 13% compared with the first quarter of fiscal 2023 and AAP subscription and subscription services sales grew 5% on top of the 20% growth achieved in last year’s record first quarter.  For the rolling four quarters ended November 30, 2023, AAP subscription and subscription services sales increased 6% to $160.0 million compared with $151.0 million for the rolling four quarters ended November 30, 2022. During the first quarter of fiscal 2024, AAP subscription revenue retention levels in the United States and Canada remained strong and were greater than 90%.
o

Education Division revenues grew 3% to $14.7 million in the first quarter of fiscal 2024 primarily due to increased international education royalties and increased membership subscription revenues in the quarter.  Education membership subscription revenue increased 6% compared with the prior year primarily due to increased annual membership sales recognized and delivery of contracted coaching and training days from new schools engaged in fiscal 2023.  During the first quarter of fiscal 2024, the Education Division delivered nearly 200 more training and coaching days than the prior year, which are recognized as they are delivered.

o

Total Company deferred revenue at November 30, 2023 increased to $103.3 million compared with $90.8 million at November 30, 2022.  The sum of billed and unbilled deferred subscription revenue at November 30, 2023 grew 12%, or more than $18 million, to $169.7 million, compared with $151.6 million at November 30, 2022.  The Company continues to be pleased with the growth of its multi-year contracts and the overall increase in deferred subscription revenue, which provide a strong base for future sales growth.  At November 30, 2023, 54% of the Company’s All Access Pass contracts are for at least two years, compared with 48% at November 30, 2022, and the percentage of contracted amounts represented by multi-year contracts increased to 60% from 55% in the first quarter of the prior year.

o

Lease revenues on the Company’s corporate campus decreased by $0.5 million as certain tenants’ leases expired in mid-fiscal 2023.  The Company is actively seeking new tenants for available space at its corporate campus.

o

Cash flows from operating activities increased to $17.4 million compared with $3.0 million in the first quarter of fiscal 2023.  The increase was primarily due to favorable changes in working capital and featured strong collections of accounts receivable.

Paul Walker, President and Chief Executive Officer, commented, “Although our results were essentially even with last year’s first quarter, we are pleased that both revenue and Adjusted EBITDA came in stronger than forecasted.  While we also expect second quarter revenue to be about even with the prior year, there are several key factors we expect will significantly strengthen in the back half of the year.  These include a high flow-through of revenue, which will drive the growth in Adjusted EBITDA to our fiscal 2024 target of between $54.5 million and $58 million.”

Walker stated, “The factors that we expect will drive strong growth in the second half of fiscal 2024 include the following:  First, the sum of our billed and unbilled deferred subscription revenue on the balance sheet has increased significantly and continues to grow.  At the end of our first quarter, the sum of our billed and unbilled subscription revenue was $169.7 million, a level $18 million higher than at the end of the first quarter of fiscal 2023.  A meaningful portion of this deferred revenue will flow into revenue during the second half of fiscal 2024.  Second, our invoiced subscription revenue is increasing.  After essentially flat All Access Pass invoiced subscription growth in the second and third quarters of fiscal 2023, our invoiced subscription revenue grew significantly in the fourth quarter and again in the first quarter of fiscal 2024.  We expect this growth will continue in the second quarter and for the remainder of the fiscal year, resulting in additional amounts of deferred revenue going on the balance sheet and being recognized in the remainder of fiscal 2024 and beyond.  Third, we expect our subscription services attachment rate, which declined to 61.5% in the back half of last year and through the first quarter of fiscal 2024, to return to our historic rate of 66.5% in the third and fourth quarters of fiscal 2024.”

Walker added, “We expect the improvement in services revenue to be driven by the combination of services delivered to new schools which were contracted late in the fourth quarter of fiscal 2023, by the launches of the refreshed ‘The 7 Habits of Highly Effective People’ and ‘Speed of Trust’ offerings, which are two of our historic blockbuster programs, strengthened further by the launch of our new solution on ‘Difficult Conversations.’ ”

Walker concluded, “Our first quarter results are reflective of the three key strengths we have been building for years.  First, is the strength of our strategic position in the marketplace which we believe is unique.  We focus on the most important, strategic, and durable position in our industry, specifically, that of helping organizations achieve results that require the collective action of their people, and we do it with a combination of best-in-class content, delivered through a broad range of delivery modalities, and world class coaching and facilitation that is very difficult to replicate.  Our second key strength is the power of our revenue generating engine.  Our subscription offerings and services continue to show their strength and durability in the marketplace and are key to helping our clients achieve meaningful change within their organizations.  The third key strength is that of our powerful business model – a model where the combination of:  increasing revenue per client; high revenue and client retention; high operating margins; upfront invoicing; low capital intensity and disciplined reinvestment for growth drives significant amounts of both Adjusted EBITDA and free cash flow.  We believe these strengths position us well for a strong fiscal 2024 and for further growth into the future.”

First Quarter 2024 Financial Overview

The following is a summary of the Company’s financial results for the quarter ended November 30, 2023:

▪

Net Sales:  The Company’s consolidated sales for the first quarter of fiscal 2024 were essentially even at $68.4 million compared with the first quarter of fiscal 2023.  Increased AAP subscription revenue in the first quarter through the Company’s Direct Office segment were offset by decreased add-on services revenue compared with the prior year’s record-breaking add-on services revenue and delivered days.  Direct Office sales for the first quarter of fiscal 2024 were $49.2 million compared with $50.2 million in the prior year.  International licensee revenues increased 1% compared with the prior year as many of the Company’s independent licensee partners’ sales were impacted by macroeconomic conditions and related uncertainties in their countries during the quarter.  Foreign exchange rates had an immaterial impact on the Company’s sales and operating results during the first quarter of fiscal 2024.  Education Division revenues increased 3% to $14.7 million compared with $14.4 million in fiscal 2023.  This growth was primarily due to increased international royalties and increased membership subscription revenues in the quarter and was partially offset by decreased sales of certain materials which are now included in the Leader in Me membership.  The Company has initiated a corresponding price increase which is expected to more than offset the inclusion of materials in the membership.  Education membership subscription revenue increased 6% compared with the prior year primarily due to increased annual membership sales recognized and contracted coaching and training days delivered from new schools engaged in fiscal 2023.  During the first quarter of fiscal 2024, the Education Division delivered nearly 200 more training and coaching days than the prior year, which are recognized as they are delivered.  The Education Division added a record 791 new Leader in Me schools during fiscal 2023.  Subleasing revenues from the Company’s corporate campus decreased $0.5 million due to the expiration of some third-party leases during the second half of fiscal 2023.

▪

Deferred Subscription Revenue and Unbilled Deferred Revenue:  At November 30, 2023, the Company had $169.7 million of billed and unbilled deferred subscription revenue, a 12%, or over $18 million, increase compared with November 30, 2022.  This total includes $87.2 million of deferred subscription revenue on the balance sheet, a 14%, or $10.5 million increase compared with deferred subscription revenue at November 30, 2022.  Unbilled deferred subscription revenue represents business (typically multi-year contracts) that is contracted but unbilled and excluded from the Company’s balance sheet.

▪

Gross profit:  Gross profit for the first quarter of fiscal 2024 was $52.3 million, compared with $52.7 million in the first quarter of fiscal 2023.  The Company’s gross margin for the quarter ended November 30, 2023, remained strong and increased to 76.4% compared with 76.0% in the first quarter of fiscal 2023.

▪

Operating Expenses:  The Company’s operating expenses for the first quarter of fiscal 2024 increased $0.6 million compared with the prior year, which was due to a $0.8 million increase in selling, general, and administrative (SG&A) expenses.  Increased SG&A expense was partially offset by decreased depreciation and amortization expense compared with the prior year.  The Company’s SG&A expenses increased primarily due to $0.6 million of severance costs related to restructuring activity and $0.2 million of increased non-cash stock-based compensation expense.  The increase in stock-based compensation is primarily due to increased use of equity-based compensation to attract and retain key personnel.

▪

Operating Income:  The Company’s income from operations for the first quarter of fiscal 2024 was $5.3 million, compared with $6.4 million in fiscal 2023.  The Company’s pre-tax income for the quarter ended November 30, 2023 was $5.3 million, compared with $6.1 million in the prior year.

▪

Income Taxes:  The Company’s income tax expense for the quarter ended November 30, 2023, was $0.4 million on pre-tax income of $5.3 million, which resulted in an effective tax rate of 8.1%, compared with an effective rate of 23.0% in the first quarter of fiscal 2023.  The Company’s effective tax rate for the first quarter of fiscal 2024 was lower than the effective rate in the prior year primarily due to a $3.2 million tax benefit for stock-based compensation deductions that exceeded the corresponding expense for book purposes, which was partially offset by $2.1 million of tax expense for the non-deductible portion of stock-based compensation paid to executives.  These factors produced a net benefit of $1.1 million or 21% in the first quarter of fiscal 2024.

▪

Net Income:  As a result of the factors noted above, the Company’s net income for the first quarter of fiscal 2024 was $4.9 million, or $0.36 per diluted share, compared with $4.7 million, or $0.32 per diluted share, in fiscal 2023.

▪

Adjusted EBITDA:  Adjusted EBITDA for the first quarter of fiscal 2024 was a higher-than-expected $11.0 million compared with $11.5 million in the previous year, reflecting the items discussed above.  Adjusted EBITDA for the rolling four quarters ended November 30, 2023 grew $3.8 million, or 9%, to $47.6 million and rolling two-year Adjusted EBITDA growth was $13.4 million, or 39%.

▪

Purchases of Common Stock:  During the first quarter of fiscal 2023, the Company purchased 408,596 shares of its common stock for $16.3 million, including 251,686 shares withheld for income taxes on stock-based compensation awards and 156,910 shares purchased on the open market under the terms of a Board of Directors approved purchase plan.
▪

Liquidity and Financial Position:  Even after the purchase of $16.3 million of common stock during the first quarter of 2024, and $51.0 million over the rolling four quarters ended November 30, 2023, the Company’s liquidity and financial position remain strong.  At November 30, 2023, the Company had nearly $100 million of available liquidity which consisted of $34.0 million of cash and an undrawn $62.5 million line of credit.

Fiscal 2024 Guidance and Outlook

Driven by the continued strength and strategic durability of its All Access Pass and Leader in Me membership subscriptions, first quarter results that were better-than-expectations, and the expectation of a strong second half of the year, the Company affirms its guidance for fiscal 2024 that Adjusted EBITDA will increase to between $54.5 million and $58.0 million in constant currency, compared with the $48.1 million of Adjusted EBITDA achieved in fiscal 2023.  The Company expects to achieve this growth while continuing to make additional growth investments.  While the Company is alert to potential macroeconomic disruptions that could adversely impact its future operating results, the Company remains confident in the strength of its subscription offerings, which have driven Franklin Covey’s growth across recent years and are expected to drive the Company’s continued growth in fiscal 2024 and future years.

Earnings Conference Call

On Thursday, January 4, 2024, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its fiscal 2024 first quarter financial results.  Interested persons may access a live audio webcast at https://edge.media-server.com/mmc/p/r2a3rane or may participate via telephone by registering at https://register.vevent.com/register/BI4da7714a312d4847a54f00840f328fd4.  Once registered, participants will have the option of: 1) dialing into the call from their phone (via a personalized PIN); or 2) clicking the “Call Me” option to receive an automated call directly to their phone.  For either option, registration will be required to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general macroeconomic conditions; renewals of subscription contracts; growth in and client demand for add-on services; the impact of deferred revenues on future financial results; impacts from geopolitical conflicts; market acceptance of new products or services, including new AAP portal upgrades and content launches; inflation; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concept of Adjusted EBITDA, which is a non-GAAP measure.  The Company defines Adjusted EBITDA as net income excluding the impact of interest, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other infrequently occurring items such as restructuring costs.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to consolidated net income, a related GAAP financial measure.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global leadership company with directly owned and licensee partner offices providing professional services in over 160 countries and territories.  The Company transforms organizations by partnering with its clients to build leaders, teams, and cultures that achieve breakthrough results through collective action, which leads to a more engaging work experience for their people.  Available through the Franklin Covey All Access Pass, the Company’s best-in-class content and solutions, experts, technology, and metrics seamlessly integrate to ensure lasting behavioral change at scale.  Solutions are available in multiple delivery modalities in more than 20 languages.

This approach to leadership and organizational change has been tested and refined by working with tens of thousands of teams and organizations over the past 30 years.  Clients have included organizations in the Fortune 100,  Fortune 500, and thousands of small- and mid-sized businesses, numerous governmental entities, and educational institutions.  To learn more, visit www.franklincovey.com, and enjoy exclusive content from Franklin Covey’s social media channels at: LinkedIn, Facebook, Twitter, Instagram, and YouTube.

Investor Contact: Franklin Covey Boyd Roberts 801-817-5127 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended
	November 30,	November 30,
	2023	2022

Net sales	$68,399	$69,369
Cost of sales	16,122	16,627
Gross profit	52,277	52,742

Selling, general, and administrative	44,786	44,012
Depreciation	1,091	1,246
Amortization	1,071	1,092
Income from operations	5,329	6,392
Interest expense, net	(53)	(329)
Income before income taxes	5,276	6,063
Income tax provision	(425)	(1,396)
Net income	$4,851	$4,667

Net income per share:
Basic	$0.37	$0.34
Diluted	0.36	0.32

Weighted average common shares:
Basic	13,244	13,877
Diluted	13,636	14,507

Other data:
Adjusted EBITDA(1)	$10,969	$11,472

(1)

The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.  For a reconciliation of this non-GAAP measure to a GAAP measure, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2023	2022
Reconciliation of net income to Adjusted EBITDA:
Net income	$4,851	$4,667
Adjustments:
Interest expense, net	53	329
Income tax provision	425	1,396
Amortization	1,071	1,092
Depreciation	1,091	1,246
Stock-based compensation	2,897	2,735
Restructuring costs	581	-
Increase in the fair value of contingent
consideration liabilities	-	7
Adjusted EBITDA	$10,969	$11,472

Adjusted EBITDA margin	16.0%	16.5%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended
	November 30,	November 30,
	2023	2022
Sales by Division/Segment:
Enterprise Division:
Direct offices	$49,215	$50,167
International licensees	3,378	3,278
	52,593	53,445
Education Division	14,744	14,350
Corporate and other	1,062	1,574
Consolidated	$68,399	$69,369

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$39,501	$39,921
International licensees	3,052	2,977
	42,553	42,898
Education Division	9,380	9,175
Corporate and other	344	669
Consolidated	$52,277	$52,742

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$11,687	$11,250
International licensees	1,896	1,831
	13,583	13,081
Education Division	42	281
Corporate and other	(2,656)	(1,890)
Consolidated	$10,969	$11,472

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	November 30,	August 31,
	2023	2023
Assets
Current assets:
Cash and cash equivalents	$33,959	$38,230
Accounts receivable, less allowance for
doubtful accounts of $3,753 and $3,790	59,860	81,935
Inventories	4,117	4,213
Prepaid expenses and other current assets	19,306	20,639
Total current assets	117,242	145,017

Property and equipment, net	9,517	10,039
Intangible assets, net	39,443	40,511
Goodwill	31,220	31,220
Deferred income tax assets	1,679	1,661
Other long-term assets	19,721	17,471
	$218,822	$245,919

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$4,585	$5,835
Current portion of financing obligation	3,627	3,538
Accounts payable	5,667	6,501
Deferred subscription revenue	83,484	95,386
Other deferred revenue	16,023	12,137
Accrued liabilities	21,300	28,252
Total current liabilities	134,686	151,649

Notes payable, less current portion	1,556	1,535
Financing obligation, less current portion	3,478	4,424
Other liabilities	7,590	7,617
Deferred income tax liabilities	1,011	2,040
Total liabilities	148,321	167,265

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	224,701	232,373
Retained earnings	104,653	99,802
Accumulated other comprehensive loss	(936)	(987)
Treasury stock at cost, 13,782 and 13,974 shares	(259,270)	(253,887)
Total shareholders' equity	70,501	78,654
	$218,822	$245,919